Exhibit 99.3

UniTek Global Services, Inc. Further Extends Forbearance Agreement With Lenders

Provides Update on Full Year 2012 Financial Results

BLUE BELL, PA, June 13, 2013 — UniTek Global Services, Inc. (“UniTek” or the “Company”) (NASDAQ:UNTK), a premier provider of permanently outsourced infrastructure services to the telecommunications, broadband cable, wireless, transportation, public safety and satellite television industries, today announced that it has entered into further amendments to its previously-disclosed Forbearance Agreements with the Company’s lenders under its Term and Revolving Credit Agreements.   The amendments further extend, through June 30, 2013, the termination of the standstill periods contained in the original April 30, 2013 Forbearance Agreements.  The amendments are subject to extension in certain circumstances.

In connection with the extensions, the Company paid in full the interest payment that was due on May 29, 2013 under the Term Credit Agreement.

The Company also announced that during this forbearance period, it will continue its exploration of refinancing alternatives for its indebtedness, assisted by Miller Buckfire & Co., a leading New York-based investment banking and capital markets firm.

“We are grateful to our lenders for their ongoing support of the Company and willingness to cooperate with us as we continue to work closely with Miller Buckfire to evaluate potential refinancing alternatives,” said Rocky Romanella, Chief Executive Officer of UniTek Global Services. “I have great confidence in the ability of our team and our outside advisors to help us complete this process so that we can focus on the execution of our growth strategy.”

Update on 2012 Financial Results

UniTek also announced that it is continuing its work to complete the Company’s financial statements for 2012 and the restated financial information for prior periods.  In addition to the financial statements that the Company previously announced it would be restating, the Company will also be restating its financial information for the second fiscal quarter ended July 2, 2011. As with its other announced restatements, this restatement is related to the Company’s previously reported revenue recognition issues.

The Company has also revised its previously announced preliminary estimates for its 2012 revenue, adjusted EBITDA(1) and net loss to approximately $437.0 million - $441.0 million, $38.0 million - $41.0 million and $(55.6) million - $(49.0) million respectively.  The changes from previously issued estimates in revenue and adjusted EBITDA principally result from the efforts of the Company’s financial and accounting staff, following the initial April 12, 2013 announcement, to prepare the restated financial statements including its assessment of Pinnacle Wireless division contracts.  The Company expects to recognize a portion of the revenue and adjusted EBITDA related to these contracts in 2013 and subsequent periods. The preliminary estimate of net loss for 2012 excludes potential charges that may result from the Company’s review of the carrying value of the goodwill, identified intangible assets and contingent consideration recorded in connection with the 2011 acquisition of the assets of Pinnacle Wireless, Inc. and Current Flow Technologies Corporation.

The Company plans to issue its 2012 financial statements and its restated financial information for previous periods, including the second quarter of 2011, as promptly as practicable.

Consideration of Other Possible Charges

The Company also announced that as a result of these adjustments to revenue and adjusted EBITDA, it is in the process of reviewing the carrying value of the goodwill, identified intangible assets and contingent consideration recorded in the Engineering and Construction segment, which includes the business acquired in the 2011 Pinnacle acquisition to determine if any charges are appropriate.

Mr. Romanella added, “We are committed to completing the financial statement preparation process as expeditiously as reasonably possible. While we recognize the importance of providing the full year 2012 and first quarter 2013 financial information as soon as practicable, we are taking a disciplined approach to the preparation of our financial statements to ensure that, once complete, we can put this matter completely behind us. The downward revision in our preliminary 2012 results is largely related to timing of revenue recognized under certain Pinnacle Wireless division contracts. While the revenue and adjusted EBITDA related to these contracts could not be recognized in 2012, some of it has been recognized in 2013, and we anticipate that an additional portion will be recognized in future periods, reinforcing our belief that UniTek’s underlying business remains strong. While the last several months have been challenging for our Company, the level of service we provide has remained constant and we are as committed as ever to being a value-added service partner for our customers. I am confident that we can emerge from the issues of the past few months as a much stronger company.”

Other Matters

The Company continues to consider its rights and remedies with respect to payments previously made under the March 30, 2011 Asset Purchase Agreement with Pinnacle Wireless, Inc. and Current Flow Technologies Corporation.

About UniTek Global Services

UniTek Global Services is a provider of engineering, construction management and installation fulfillment services to companies specializing in the telecommunications, broadband cable, wireless, two-way radio, transportation, public safety and satellite industries. UniTek has created a scalable operating platform, enabling each UniTek subsidiary to deliver quality services to its Fortune 200 customers. www.unitekglobalservices.com.

Forward-Looking Statements

The statements in this press release that are not historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts, including but not limited to statements regarding the Company’s plans to explore refinancing alternatives and engage in discussions with various third parties in this regard; the Company’s plans to file historical financial results, including restatements of previously issued financial statements; the anticipated timing of recognition of revenues and adjusted EBIDTA in connection with certain Pinnacle Wireless division contracts; the Company’s objectives and forecasts for 2013; and the Company’s plans with respect to considering its potential rights and remedies relating to the Pinnacle acquisition.  These statements are subject to uncertainties and risks including, but not limited to, operating performance, general financial, economic, and political conditions affecting the Company’s business and its target industries, the ability of the Company to perform its obligations under its contracts and agreements with customers and other risks contained in reports filed by the Company with the Securities and Exchange Commission, including in our Form 10-K for the year ended December 31, 2011. The words “may,” “could,” “should,” “would,” “believe,” “are confident,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “aspire,” and similar expressions are intended to identify forward-looking statements. All such statements are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company does not undertake to update any forward looking statement, whether written or oral, which may be made from time to time by or on behalf of the Company, except as may be required by applicable law or regulations.

Footnotes:

(1) Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) is a key indicator used by our management to evaluate operating performance of our continuing operations and to make decisions regarding compensation and other operational matters. While this adjusted EBITDA is not intended to replace any presentation included in the Company’s consolidated financial statements under generally accepted accounting principles (or GAAP) and should not be considered an alternative to operating performance, we believe this measure is useful to investors in assessing our performance with other companies in our industry. This calculation may differ in method of calculation from similarly titled measures used by other companies. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only as supplemental information. Adjusted EBITDA is our EBITDA adding back transaction costs, certain restructuring costs and other non-cash charges.

UNITEK GLOBAL SERVICES, INC. AND SUBSIDIARIES

RECONCILIATIONS OF ESTIMATED NET LOSS TO ESTIMATED ADJUSTED EBITDA

(Amounts in thousands)

(Unaudited)

	Year Ended December 31, 2012 Low Estimate	Year Ended December 31, 2012 High Estimate

Net loss*	$(55,600)	$(49,000)
Impairment charges from discontinued operations	35,200	35,200
Stock-based compensation	4,900	4,900
Non-cash interest expense	1,500	1,500
Amortization	10,600	10,600
Net income (loss) after certain non-cash adjustments	$(3,400)	$3,200

Other discontinued operations	1,900	1,900
Income tax expense	500	500
Restructuring charges	8,000	8,000
Change in fair value of contingent consideration*	2,900	(700)
Cash interest expense	13,100	13,100
Depreciation	15,900	15,900
Transaction costs	300	300
Other expense, net*	(1,200)	(1,200)
Adjusted EBITDA	$38,000	$41,000

*Excludes potential charges that may result from the Company’s review of the carrying value of the goodwill, identified intangible assets and contingent consideration recorded in connection with the 2011 acquisition of the assets of Pinnacle Wireless, Inc. and Current Flow Technologies Corporation.

The Piacente Group | Investor Relations

Lee Roth

(212) 481-2050

unitek@tpg-ir.com